UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 8, 2005
Date of Report (date of earliest event reported)

KOMAG, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16852 (Commission File Number)	94-2914864 (I.R.S. Employer Identification No.)

1710 Automation Parkway
San Jose, California 95131
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 576-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

At investment conferences on Wednesday and Thursday, March 9 and 10, 2005, respectively, Company executives will provide updates regarding conditions in the hard disk industry. Specifically, the Company expects to make the following comments:

The Company is experiencing unseasonably strong demand in the first quarter of 2005.

Assuming continuing strong demand through the remainder of the first quarter of 2005, the Company expects total revenue in the first quarter to be at or slightly above fourth quarter 2004 revenue of $131.2 million.

The Company believes that factors that might be causing this are strong demand for enterprise products, as well as for consumer storage products, including multi-platter DVR/PVR and near-line storage products.

The Company is starting to see an increase in the average number of disks being used per disk drive. The Company believes that this is based on the growth rate of multi-platter applications.

The Company is experiencing strong demand from all four major disk drive customers.

Based on early indications, demand for the second quarter of 2005 may also be stronger than normal seasonal patterns.

This report contains forward-looking statements. In some cases, these forward-looking statements may be identified by the usage of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such words and other comparable terminology. These statements involve known and unknown risks and uncertainties that may cause the Company’s or its industry’s results, level of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Komag, Incorporated (Registrant)
Dated: March 8, 2005	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless
Vice President, Chief Financial Officer